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                                                                    EXHIBIT 99.1



                                                       CONTACT:    ROSS M PATTEN

                                                                   CEO, CHAIRMAN

                                                                  (713) 369-1700

FOR IMMEDIATE RELEASE:  April 17, 2002

               SYNAGRO ANNOUNCES SALE OF SENOR SUBORDINATED NOTES


HOUSTON, TEXAS, APRIL 17, 2002 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ SMALL CAP:
SYGR), a full service provider of residuals management services, today announced that it sold $150,000,000 in principal amount of its 9 1/2% Senior Subordinated Notes due 2009. The notes mature on April 1, 2009, are unsecured senior indebtedness, and are guaranteed by all of Synagro's existing and future domestic subsidiaries. Synagro used the $145.0 million net proceeds from the sale of the senior notes to pay down approximately $92 million of outstanding indebtedness under Synagro's existing senior credit facility and to pay off approximately $53 million of 12% subordinated debt.

The senior notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The senior notes were not registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.

Synagro is a national company focused on wastewater residuals management services, serving more than 1,000 municipal and industrial wastewater treatment plants with operations in 35 states and the District of Columbia. The company offers a range of wastewater residuals management services, focusing on the beneficial reuse of organic nonhazardous residuals resulting from the wastewater treatment process, including facility operations, facility cleanout services, regulatory compliance, dewatering, collection and transportation, composting, drying and pelletization, product marketing, incineration, alkaline stabilization, and land application.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, and (3) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.